Filed Pursuant to Rule 424(b)(3)

Registration No. 333-192475

PROSPECTUS SUPPLEMENT NO. 5

SCHOOL SPECIALTY, INC.

402,296 shares of Common Stock

This prospectus supplement relates to the prospectus dated August 25, 2014, which covers the sale of an aggregate of up to 402,296 shares of our common stock, $0.001 par value per share (the “Common Stock”), by the selling stockholders identified in the prospectus (collectively with any such holder’s transferee, pledgee, donee or successor, referred to below as the “Selling Shareholders”).  The shares of common stock covered by the prospectus were issued in connection with the voluntary petitions for relief under Chapter 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) filed by us and certain of our subsidiaries (collectively, the “Debtors”) on January 28, 2013, pursuant to the May 23, 2013 Bankruptcy Court order confirming the Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, as corrected by the Bankruptcy Court on June 3, 2013.

We will not receive any proceeds from the sale by the Selling Shareholders of the shares covered by the prospectus.

This prospectus supplement is being filed to include the information set forth in our report on Form 8-K filed on December 2, 2014, which is set forth below.  This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement.

The last reported price of our common stock on the OTCQB marketplace on December 1, 2014 was $113.27 per share.  Although our stock is quoted in the OTCQB, it is thinly traded, and as a result our investors do not have a meaningful degree of liquidity. Our executive offices are located at W6316 Design Drive, Greenville, Wisconsin 54942, and our telephone number is (920) 734-5712.

Investing in our securities involves risks.  You should carefully consider the Risk Factors beginning on page 1 of the prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement are truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 2, 2014.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 29, 2014

SCHOOL SPECIALTY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24385	39-0971239
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

W6316 Design Drive Greenville, Wisconsin 54942
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (920) 734-5712

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.

Other Events.

It is with deep regret that School Specialty, Inc. (the “Company”) announces the death of one of its directors, Madhu Satyanarayana.  Mr. Satyanarayana made many contributions to the board of directors of the Company during his tenure, and he will be missed.

No determination has been made if the resulting vacancy on the board of directors of the Company will be filled or if the size of the board of directors will be reduced.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHOOL SPECIALTY, INC.

Dated: December 2, 2014	By: /s/ Joseph M. Yorio
Joseph M. Yorio President and Chief Executive Officer

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